FOR IMMEDIATE RELEASE                             For Information Contact:
                                                  Maryanne Lataif
                                                  Sr. Director, Corp. Comm
                                                  Activision, Inc.
                                                  (310) 255-2704
                                                  mlataif@activision.com

                         ACTIVISION ACQUIRES LEADING
                             BENELUX DISTRIBUTOR

        Acquisition Allows CentreSoft Division to Expand Pan-European Distribution Services to Belgium, Luxembourg and The Netherlands

Santa Monica, CA - October 2, 1998 - Activision, Inc. (Nasdaq: ATVI) announced today that it has acquired CD Contact Data, a leading independent distributor of entertainment software products with offices in Belgium and The Netherlands. Headquartered in Venlo, The Netherlands, CD Contact Data will become part of Activision's CentreSoft Limited group, one of the largest and most respected independent distributors of interactive entertainment software in Europe.
The acquisition allows CentreSoft to expand its pan-European distribution operations and establish direct-to-retail sales operations in the Benelux countries. Having been involved in the video game business since 1994, CD Contact Data maintains distribution relationships with most of the territories' top retailers. CD Contact Data's existing management team will continue to operate the business.
Under the terms of the deal, Activision issued 1.9 million shares of Activision stock. The transaction will be accounted for as a pooling of interests.
"Over the past year, it has been CentreSoft's mandate to expand our direct-to-retail operations into all major European territories," states Richard Steele, Managing director of CentreSoft U.K. "CD Contact's strong reputation and track record with leading retailers in the Benelux region is the perfect complement to our existing distribution business."
"The combination of CentreSoft's proven distribution techniques and our aggressive, entrepreneurial management style makes this an ideal match," adds Dennis Buis, Group Managing Director for CD Contact Data. "By joining forces, we can provide an even higher level of services to both our retailers and suppliers."
CentreSoft Limited is a wholly owned subsidiary of Activision, Inc. Headquartered in Santa Monica, California, Activision, is a leading worldwide developer, publisher and distributor of interactive entertainment software for personal computers and advanced console game systems such as the Sony PlayStation and Nintendo 64. Founded in 1979, Activision posted revenues of $260 million for the fiscal year ended March 31, 1998.
Activision maintains publishing and development operations in the US, Canada, the United Kingdom, France, Germany, Japan and Australia, and distribution subsidiaries in the United Kingdom, German, The Netherlands and Belgium.
More information about Activision and its products can be found on the company's World Wide Web site which is located at htt://www.activision.com.

The statements contained in this release that are not historical facts are "forward-looking statements." The company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.